SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

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Ambac Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

Canyon Capital Advisors LLC
The Canyon Value Realization Master Fund, L.P.

Mitchell R. Julis

Joshua S. Friedman

Frederick Arnold

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Canyon Capital Continues to Press for Change at Ambac, Announcing Proxy Contest to Elect Frederick Arnold as an Independent Director

-	Canyon Capital seeks to replace current director Jeffrey Stein with Frederick Arnold to improve oversight by Ambac Board.
-	Canyon Capital believes that, as Chairman of Ambac’s Board, Mr. Stein oversaw substantial deterioration in the Company’s stock price and helped to reward CEO Nader Tavakoli with an exorbitant compensation package.
-	Canyon Capital backs recent Support Agreements between Ambac and certain stockholders to replace two of Ambac’s directors.
-	Canyon Capital believes concerns that led to the Support Agreements and appointment of two new directors confirm that the ongoing issues raised by Canyon Capital are of concern to all stockholders.
-	Canyon Capital urges stockholders to support Mr. Arnold's candidacy in order to elect a board that can fairly and legitimately assess and oversee the Company's direction and managerial leadership.

LOS ANGELES, April 8, 2016 -- Canyon Capital Advisors LLC ("Canyon Capital"), a leading alternative asset manager serving institutional clients worldwide, and manager of funds and accounts that own almost 5% of the outstanding shares of Ambac Financial Group, Inc. (Nasdaq: AMBC) ("Ambac" or the "Company"), today filed preliminary proxy materials in support of its proposal that Frederick Arnold be elected to the Board of Directors of Ambac ("Ambac's Board") in replacement of current board member and Chairman, Jeffrey Stein, at Ambac's May 18, 2016 annual meeting of stockholders.

Canyon Capital supports the recent agreement between Ambac and a number of stockholders (collectively, the "Support Agreements") to replace two of Ambac's directors with nominees approved by those stockholders: Ian Haft, a nominee proposed by stockholders, and David Herzog, proposed by the current Ambac Board. The Support Agreements were announced in the wake of extensive criticism by Canyon Capital of the Company's direction under the leadership of Nader Tavakoli, and reflect that other stockholders want change to the Ambac Board – which is responsible for the oversight and supervision of Company management.

While these new directors are a welcome addition, Canyon Capital is skeptical that true change will be possible as long as the board contains only one director affirmatively proposed by stockholders and continues to be chaired by Mr. Stein, who has presided over Ambac's Board since the inception of Mr. Tavakoli's serving as Ambac's President and Chief Executive Officer and throughout the deterioration of the Company's stock price during that time.

 Ambac has criticized the concerns expressed by Canyon Capital because it is purportedly "conflicted" by virtue of its holdings in policies issued by Ambac's wholly owned subsidiary, Ambac Assurance Corporation ("Ambac Assurance"). However, Canyon Capital – which owns almost 5% of Ambac's stock – believes that the stockholder concerns that led to the Support Agreements and the appointment of two new directors confirm that the ongoing issues raised by Canyon Capital are of concern to all stockholders.

Mr. Arnold is the Chief Financial Officer and a member of the Executive Committee of ConvergEx Group, LLC, an agency-focused global brokerage and trading related services provider. He also serves as a member of the post-emergence board of directors of Lehman Brothers Holdings Inc. Mr. Arnold has served on a number of other boards of directors, including ones that have provided him with significant experience across various types of structured products. He has held a series of senior financial positions as well, including having been hired to play an integral leadership role in guiding Capmark Financial Group Inc., a commercial real estate finance company, through its reorganization and emergence from bankruptcy.

In nominating Mr. Arnold as an independent director to replace Mr. Stein, Canyon Capital is deliberately not asking stockholders to elect him in lieu of Ambac Board director, and President and Chief Executive Officer, Nader Tavakoli, whose stewardship Canyon Capital has criticized. Canyon Capital recognizes that asking stockholders to remove Mr. Tavakoli from the Ambac Board while he continues to serve as Ambac's President and Chief Executive Officer would create complications, but is confident that a truly independent board with at least two directors affirmatively proposed by stockholders would carefully review Ambac's current situation and make the right decision with respect to whether Mr. Tavakoli's tenure as President and Chief Executive Officer of Ambac should continue.

As Chairman, Mr. Stein bears substantial responsibility for the board's oversight – or lack thereof – of Mr. Tavakoli, including conduct as to which Canyon Capital previously has raised significant questions. Mr. Stein has been a strong supporter of Mr. Tavakoli and his policies and, of the Company's six nominees, is the only one (besides Mr. Tavakoli himself) who was on Ambac's Board in early 2015 when Mr. Tavakoli initially was elevated to the position of Ambac's President and Chief Executive Officer on an interim basis. Mr. Stein served as Chairman of Ambac's Board throughout Mr. Tavakoli's tenure in that position. Despite witnessing firsthand the substantial deterioration in the Company's performance during Mr. Tavakoli's tenure, and after leading the board during its purported search for an appropriate permanent President and Chief Executive Officer, Mr. Stein also presided over the board's appointment of Mr. Tavakoli to his current permanent position and its granting him an exorbitant compensation package.

Given Mr. Stein's involvement in the appointment and support of Mr. Tavakoli, Canyon Capital believes that Mr. Arnold will bring a more open-minded approach to the assessment of his policies and tenure. In addition, Canyon Capital believes that Mr. Arnold has more relevant experience than Mr. Stein – who has not previously held a leadership position with a financial institution – particularly in successfully guiding companies through restructurings and in dealing with structured products of the sort that Ambac Assurance has insured.

Canyon Capital urges stockholders to support Mr. Arnold's candidacy in order to elect a board that can fairly and legitimately assess and oversee the Company's direction and leadership.

With Mr. Arnold’s election, the Ambac Board would be more fairly balanced, having three new directors nominated with the express prior support of stockholders holding a substantial portion of Ambac's equity (Canyon Capital and the stockholders who were parties to the Support Agreements), and three previously serving directors. With Mr. Stein’s departure, the Ambac Board would elect a new Chairman.

About Canyon Capital Advisors LLC

Canyon Capital Advisors LLC is a leading alternative asset manager serving institutional clients worldwide. The firm seeks to achieve superior, risk-adjusted returns in excess of the debt and equity market indices with lower volatility. Canyon Capital and its affiliates currently manage investment funds and separate accounts amounting to over $20 billion in assets with a staff of over 200, including more than 100 investment professionals. The firm was founded in 1990 and is headquartered in Los Angeles, with offices in London, New York, Shanghai and Tokyo. Canyon Capital has been an SEC registered investment advisor since 1994.

Media Contact

Mike Geller / Nadia Damouni

Edelman

212-729-2163 / 917-344-4771

mike.geller@edelman.com / nadia.damouni@edelman.com

Investor Contact

Bruce Goldfarb / Pat McHugh / Tony Vecchio

Okapi Partners

212-297-0720

bhgoldfarb@okapipartners.com / pmchugh@okapipartners.com / TVecchio@okapipartners.com

CANYON CAPITAL ADVISORS LLC, THE CANYON VALUE REALIZATION MASTER FUND, L.P., MITCHELL R. JULIS AND JOSHUA S. FRIEDMAN (COLLECTIVELY, "CANYON") AND FREDERICK ARNOLD (COLLECTIVELY WITH CANYON, THE “PARTICIPANTS”) HAVE FILED A PRELIMINARY PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") AND INTEND TO FILE A DEFINITIVE PROXY STATEMENT, ALONG WITH AN ACCOMPANYING GOLD PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' POTENTIAL SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF AMBAC FINANCIAL GROUP, INC. (THE "COMPANY") FOR USE AT THE COMPANY'S 2016 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE FOREGOING PROXY MATERIALS AS THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND WILL BE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV/.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS ARE CONTAINED IN THE PRELIMINARY PROXY STATEMENT ON SCHEDULE 14A FILED BY CANYON WITH THE SEC ON APRIL 8, 2016. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCE INDICATED ABOVE.